SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549


                        -----------------------------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
      TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                   RULE 13d-2(b)

                                 (Amendment No. )1


                      Commodore Environmental Services, Inc.
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                                 (Name of Issuer)


                                   Common Stock
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                          (Title of Class of Securities)



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                                  (CUSIP Number)


                                 December 3, 1993
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             (Date of Event Which Requires Filing of This Statement)




                Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                            |_|      Rule 13d-1(b)

                            |X|      Rule 13d-1(c)

                            |_|      Rule 13d-1(d)


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         1 The  remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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


                                        13G

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CUSIP No.                                                   Page 2 of 6 Pages
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  1.
           NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Caisse Regionale de Credit Agricole
           Mutuel de la Charente Maritime Deux Sevres
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  2.
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) ~
                                                                         (b)|X|


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  3.
            SEC USE ONLY


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  4.
            CITIZENSHIP OR PLACE OF ORGANIZATION

                     France
--------------------------------------- --------- ------------------------------

                                5.   SOLE VOTING POWER

                                        0 - See Item 4(a)
              NUMBER OF
                SHARES
             BENEFICIALLY
               OWNED BY
                EACH
              REPORTING
               PERSON
                WITH
                                         --------- -----------------------------

                                6.      SHARED VOTING POWER
                                         0
                                         --------- -----------------------------
                                7.
                                         SOLE DISPOSITIVE POWER

                                         0 - See Item 4(a)
                                         --------- -----------------------------
                                8.
                                         SHARED DISPOSITIVE POWER

                                         0
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   9.
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     4,500,000 shares of Common Stock
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  10.
        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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  11.
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     7.17%
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  12.
            TYPE OF REPORTING PERSON*

                     BK
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                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

 Item 1(a).  Name of Issuer:

 Commodore Environmental Services, Inc. ("COES")

 Item 1(b).  Address of Issuer's Principal Executive Offices:

 150 East 58th Street, New York, New York, 10155.

 Item 2(a). Name of Person Filing:

 Caisse Regionale de Credit Agricole Mutuel de la Charente Maritime Deux Sevres

 Item 2(b).  Address of Principal Business Office or, if None, Residence:

 4 boulevard Louis Tardy, 79028 Niort Cedex 9 France.

 Item 2(c).  Citizenship:

 France

 Item 2(d).  Title of Class of Securities:

 Common Stock

 Item 2(e).  CUSIP Number:



 Item 3. If This  Statement is Filed  Pursuant to Rule 13d-1 (b), or 13d-2 (b or
 (c), Check Whether the Person Filing is a:

          (a)      |_|      Broker or dealer registered under Section 15 of the
                            Exchange Act.

          (b)      |_|      Bank as defined in Section 3 (a) (6) of the Exchange
                            Act.

          (c)      |_|      Insurance company as defined in Section 3 (a) (19)
                            of the Exchange Act.

          (d)      |_|      Investment company registered under Section 8 of the
                            Investment Company Act.

          (e)      |_|      An investment adviser in accordance with Rule
                            13d-1 (b) (1) (ii) (E);

          (f)      |_|      An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1 (b) (1) (ii) (F);

          (g)      |_|      A parent holding company or control person in
                            accordance with Rule 13d-1 (b) (1) (ii) (G)

          (h)      |_|      A savings association as defined in Section 3 (b)
                            of the Federal Deposit Insurance Act;

          (i)      |_|      A church plan that is excluded from the definition
                            of an investment company under Section 3 (c) (14) of the Investment Company Act;

          (j)      |_|      Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

 If this statement is filed pursuant to Rule 13d-1 (c), check this box.   |X|


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


 Item 4.  Ownership.

          (a)  Amount beneficially held:

         4,500,000 shares of Common Stock upon conversion of (a) two convertible bonds issued by COES in the respective face amounts of US$ 2,500,000 and US$ 1,500,000 due to mature on June 3, 2000 and convertible into an aggregate of 4,000,000 shares of Common Stock, and (b) 500,000 shares of COES Series AA Preferred Stock.

          (b) Percent of class:

          7.17%

         (c) Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote:

          0

          (ii) Shared power to vote or to direct the vote:

          0

          (iii) Sole power to dispose or to direct the disposition of:

          0

          (iv) Shared power to dispose or to direct the disposition of:

          0

 Item 5.  Ownership of Five Percent or Less of a Class.

 NOT APPLICABLE.

 Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

 NOT APPLICABLE.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

 NOT APPLICABLE.

 Item 8.  Identification and Classification of Members of the Group.

 NOT APPLICABLE.

 Item 9.  Notice of Dissolution of Group.

 NOT APPLICABLE.

 Item 10. Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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


                                     SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                     Date:  February   25, 1999


                                    Caisse Regionale de Credit Agricole
                                    Mutuel de la Charente Maritime Deux Sevres

                                     By:   /s/ Heric Mesnage
                                     Name:     Heric Mesnage
                                     Title:    Directeur Financier






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